                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.      )



                                Peoplesoft, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                                     Common
                   -----------------------------------------
                         (Title of Class of Securities)




                                   712713106
                   -----------------------------------------
                                (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  712713106 - PSFT
         ---------------------

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          DAVID A. DUFFIELD - ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER:
  NUMBER OF                    48,891,709
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER:
  OWNED BY                     N/A
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER:
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               N/A
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            48,891,709
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           20.8%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
           IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                            PAGE  2   OF  4    PAGES
                                 ----    ----

CUSIP No. -----------------------

ITEM 1(a).   Name of Issuer:

                                      PEOPLESOFT, INC.

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

                                      4460 HACIENDA DR.
                                      PLEASANTON, CA 94588

ITEM 2(a)   Name of Person Filing:

                                      DAVID A. DUFFIELD

ITEM 2(b)   Address of Principal Business Office or, if none, Residence:

                                      4460 HACIENDA DR.
                                      PLEASANTON, CA 94588

ITEM 2(c)   Citizenship:

                                      UNITED STATES OF AMERICA

ITEM 2(d)   Title of Class of Securities:

                                      COMMON STOCK

ITEM 2(e)   CUSIP Number:

                                      712713106

ITEM 3.     NOT*APPLICABLE

ITEM 4.  OWNERSHIP

      (a)   Amount Beneficially Owned:                               48,891,709

      (b)   Percent of Class:                                              20.8%

      (c)   Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:              48,891,709

        (ii)  shared power to vote or to direct the vote:                   N/A

       (iii)  sole power to dispose or to direct the disposition of: 48,891,709

        (iv)  shared power to dispose or to direct the disposition of:      N/A


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                               Page 3 of 4 pages

CUSIP NO.  712713106
          -----------

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        NOT APPLICABLE


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        NOT APPLICABLE


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        NOT APPLICABLE


ITEM 10.CERTIFICATION

        NOT APPLICABLE




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  2/16/99
                      ------------------------------
                                    Date

                         /s/  VALERIE L. VALENTI
                      ------------------------------
                                 Signature

                          Valerie L. Valenti for
                            David A. Duffield
                            President and CEO,
                            Attorney in fact
                      ------------------------------
                                Name/Title






                            Page 4 of 4 pages